EXHIBIT 4.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT dated September 6, 2013 (this “Amendment”) is entered into among Northeast Utilities, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts (“NU”), NSTAR LLC, a Massachusetts limited liability company (“NSTAR LLC”), NSTAR Gas Company, a Massachusetts corporation (“NSTAR Gas”), The Connecticut Light and Power Company, a Connecticut corporation (“CL&P”), Public Service Company of New Hampshire, a New Hampshire corporation (“PSNH”), Western Massachusetts Electric Company, a Massachusetts corporation (“WMECO”), and Yankee Gas Services Company, a Connecticut corporation (“Yankee Gas”, and together with NU, NSTAR LLC, NSTAR Gas, CL&P, PSNH and WMECO, the “Borrowers”), the Lenders party hereto and Bank of America, N.A., as Administrative Agent.  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrowers, the Lenders party thereto and Bank of America, N.A., in its capacity as Administrative Agent, entered into that certain Credit Agreement dated as of July 25, 2012 (the “Credit Agreement”);

WHEREAS, the Borrowers have requested certain amendments to the Credit Agreement;

WHEREAS, the Lenders agree to such requested amendments subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)

The following definitions are added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Additional Commitment Lender” has the meaning specified in Section 2.17(d).

“Approving Lenders” has the meaning specified in Section 2.17(e).

“Bank of America and Barclays First Amendment Fee Letter” means the letter agreement, dated as of July 15, 2013 among NU, NSTAR Electric Company, Bank of America, Barclays Bank PLC and MLPFS.

“First Amendment Effective Date” means September 6, 2013.

“Impacted Loans” has the meaning specified in Section 3.03.

“NonExtending Lender” has the meaning specified in Section 2.17(b).

“Notice Date” has the meaning specified in Section 2.17(b).

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(b)

  The following definitions in Section 1.01 of the Credit Agreement are amended as follows:

(i)

The definition of “Aggregate Revolving Commitments” is amended and restated in its entirety to read as follows:

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The aggregate principal amount of the Aggregate Revolving Commitments in effect on the First Amendment Effective Date is ONE BILLION FOUR HUNDRED FIFTY MILLION DOLLARS ($1,450,000,000).

(ii)

The definition of “Audited Financial Statements” is amended and restated in its entirety to read as follows:

“Audited Financial Statements” means the audited consolidated balance sheet of each Borrower and its Subsidiaries for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of such Person (provided, that the consolidated balance sheet of NSTAR LLC as at December 31, 2012 and the related consolidated statements of income or operations, shareholders’ equity and cash flows shall only pertain to the period commencing April 10, 2012 and shall not include comparative analysis to prior periods), including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

(iii)

The definition of “Borrower Sublimit” is amended and restated in its entirety to read as follows:

“Borrower Sublimit” means, as to any Borrower, the amount set forth opposite such Borrower’s name below:

Borrower	Borrower Sublimit
NU	$1,450,000,000
NSTAR LLC	$175,000,000
NSTAR Gas	$200,000,000
CL&P	$600,000,000
PSNH	$300,000,000
WMECO	$300,000,000
Yankee Gas	$200,000,000

Each Borrower Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.  For purposes of clarity, in the event that any Borrower merges into another entity and is not the surviving Person, dissolves or otherwise ceases to have a legal existence, then the Borrower Sublimit with respect to such Borrower shall no longer exist, and the Borrower Sublimits of the remaining Borrowers shall be unaffected by the elimination of such Borrower Sublimit; provided, however, that if a Borrower merges or is liquidated into another Borrower, the Borrower Sublimit of the surviving Borrower shall be increased by the amount of the Borrower Sublimit of the merged or liquidated Borrower on terms and subject to limitations reasonably satisfactory to the Lenders; provided,

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further, that in no event shall a Borrower Sublimit exceed the Aggregate Revolving Commitments.

(iv)

The definition of “Disclosure Documents” is amended by (A) replacing “December 31, 2011” in clauses (a) and (c) with “December 31, 2012” and (B) replacing “March 31, 2012” in clause (b) with “June 30, 2013”.

(v)

The definition of “Eurodollar Base Rate” is amended and restated in its entirety to read as follows:

“Eurodollar Base Rate” means:

(a)

          for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)

          for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided, that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.

(vi)

The chart in the definition of “Facility Percentage” is amended and restated in its entirety to read as follows:

Borrower	Facility Percentage
NU	44.96124%
NSTAR LLC	5.42635%
NSTAR Gas	6.20155%
CL&P	18.60465%
PSNH	9.30233%
WMECO	9.30233%
Yankee Gas	6.20155%
Total	100.00000%

(vii)

The definition of “FATCA” is amended by adding “and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements and any other

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agreements otherwise entered into pursuant to such provisions of the Internal Revenue Code” at the end of such definition.

(viii)

The definition of “Fee Letters” is amended by adding “the Bank of America and Barclays First Amendment Fee Letter,” immediately following “the Bank of America and Barclays Fee Letter,”.

(ix)

The definition of “Interest Period” is amended by (A) replacing “one (1), two (2), three (3) or six (6) months thereafter” with “one (1), two (2), three (3), six (6) or (subject to availability) twelve (12) months thereafter” and (B) deleting “or such other period that is twelve (12) months or less, as requested by such Borrower and consented to by all of the Lenders”.

(x)

The definition of “Revolving Loan Maturity Date” is amended and restated in its entirety to read as follows:

“Revolving Loan Maturity Date” means (a) the later of (i) September 6, 2018 and (ii) with respect to some or all of the Lenders if the Revolving Loan Maturity Date is extended pursuant to Section 2.17, such extended Revolving Loan Maturity Date or (b) such earlier date on which the Loans are due and payable pursuant to the terms of this Agreement; provided, that if any Borrower is unable to obtain all required Governmental Approvals, such approvals to be reasonably satisfactory to the Administrative Agent, for such Borrower’s incurrence of indebtedness payable more than one (1) year from the incurrence thereof (“Long-Term Indebtedness Approvals”) prior to the initial making of any Loan hereunder, then the Revolving Loan Maturity Date for such Borrower shall be the date that is the 364th day to occur following the date of the initial Borrowing by such Borrower hereunder (the “364-Day Maturity Date”), provided that in no event shall the 364-Day Maturity Date be later than the Revolving Loan Maturity Date set forth in clause (a) above; provided further that if such Borrower shall obtain such Long-Term Indebtedness Approvals prior to the 364-Day Maturity Date, then, at the request of such Borrower and provided that (x) no Default or Event of Default exists with respect to such Borrower and (y) the representations and warranties of such Borrower contained in Article VI (other than Sections 6.05(c) and 6.06) or in any other Loan Document shall be true and correct in all material respects on and as of the date, such 364-Day Maturity Date shall automatically extend to the extent permitted by such Governmental Approval but in no event later than the Revolving Loan Maturity Date set forth in clause (a) above.

(c)

Article I of the Credit Agreement is amended by adding a new Section 1.06 to read as follows:

1.06

Rates.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

(d)

Article II of the Credit Agreement is amended by adding a new Section 2.17 to read as follows:

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2.17

 Extension of Revolving Loan Maturity Date.

(a)

Request for Extension.  The Borrowers may by written notice to the Administrative Agent (who shall promptly notify the Lenders) given not less than forty-five (45) days prior to any anniversary of the First Amendment Effective Date, request that each Lender extend the Revolving Loan Maturity Date for an additional one (1) year from the then existing Revolving Loan Maturity Date; provided, that the Borrowers shall only be permitted to exercise this extension option two (2) times during the term of this Agreement.

(b)

Lenders Election to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than fifteen (15) days following the receipt of notice of such request from the Administrative Agent (the “Notice Date”), advise the Administrative Agent in writing whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Revolving Loan Maturity Date (a “NonExtending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a NonExtending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)

Notification by Administrative Agent.  The Administrative Agent shall notify the Borrowers of each Lender’s determination under this Section 2.17 promptly and in any event no later than the date fifteen (15) days after the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)

Additional Commitment Lenders.  The Borrowers shall have the right on or before the applicable anniversary of the First Amendment Effective Date to  replace  each NonExtending  Lender  with, and  add as “Lenders”  under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment  shall  be  in  addition to such Lender’s Revolving Commitment hereunder on such date) and shall be a “Lender” for all purposes of this Agreement.

(e)

Minimum Extension Requirement.  If all of the Lenders agree to any such request for extension of the Revolving Loan Maturity Date then the Revolving Loan Maturity Date for all Lenders shall be extended for the additional one (1) year, as applicable.  If there exists any Non-Extending Lenders that are not being replaced by Additional Commitment Lenders, then the Borrowers shall (i) withdraw their extension request and the Revolving Loan Maturity Date will remain unchanged or (ii) provided that the Required Lenders (but for the avoidance of doubt, not including any Additional Commitment Lenders) have agreed to the extension request (such Lenders agreeing to such extension, the “Approving Lenders”) no later than fifteen (15) days prior to such anniversary of the First Amendment Effective Date, then the Borrowers may extend the Revolving Loan Maturity Date solely as to the Approving Lenders  and  the Additional Commitment

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Lenders with a reduced amount of Aggregate Revolving Commitments during such extension period equal to the aggregate Revolving Commitments of the Approving Lenders and the Additional Commitment Lenders; it being understood that (A) the Revolving Loan Maturity Date relating to any Non-Extending Lenders not replaced by an Additional Commitment Lender shall not be extended and the repayment of all obligations owed to them and the termination of their Revolving Commitments shall occur on the already existing Revolving Loan Maturity Date and (B) the Revolving Loan Maturity Date relating  to  the Approving  Lenders  and  the Additional Commitment Lenders shall be extended for an additional year, as applicable.

(f)

Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, any extension of the Revolving Loan Maturity Date pursuant to this Section 2.17 shall not be effective with respect to any Lender unless:

(i)

on the date of such extension, the conditions for a Borrowing provided in Section 5.02(a) and (b) shall be satisfied;

(ii)

the Administrative Agent shall have received a certificate of a Responsible Officer of each of the Borrowers certifying that as of the date of such extension, (A) there are no actions, suits, proceedings, or disputes pending or, to the knowledge of any of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any of the Borrowers or any of their respective Principal Subsidiaries or against any of their properties or revenues that (1) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (2) could reasonably be expected to have a Material Adverse Effect, except as specifically disclosed in the Disclosure Documents and (B) since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect, except as specifically disclosed in the Disclosure Documents; and

(iii)

on the date of such extension, the Borrowers shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(e)

Section 3.03 of the Credit Agreement is amended and restated in its entirety to read as follows:

3.03

Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof,  (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for  determining  the  Eurodollar  Rate  for  any  requested   Interest  Period  with

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respect to a proposed Eurodollar Rate Loan  or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason  the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing  that,  will  be  deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of the first sentence of this section, the Administrative Agent, in consultation with the Borrowers and the affected Lenders, may establish an alternative interest rate for the Impacted Loans,  in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered under the first sentence of this section with respect to the Impacted Loans, (2) the Administrative Agent or any of the affected Lenders notifies the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

(f)

Section 7.01 of the Credit Agreement is amended by adding the following as the final sentence of such Section:

For purposes of clarity, in the event that any Borrower merges into another entity and is not the surviving Person, dissolves or otherwise ceases to have a legal existence, then the financial delivery requirements in this Section 7.01 shall no longer apply to such Borrower.

(g)

Section 11.01(a)(i) of the Credit Agreement is amended by adding “(except as provided for in Section 2.17)” immediately following “extend”.

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(h)

       Section 11.06(d) of the Credit Agreement is amended by replacing “acting solely for this purpose as an agent of the Borrowers” in the fifth sentence thereof with “acting solely for this purpose as a non-fiduciary agent of the Borrowers”.

(i)

Section 11.06 of the Credit Agreement is amended by adding the following at the end of such Section:

Notice by the Administrative Agent to the Borrowers of any assignment made under this Section 11.06 shall be provided as may be agreed in writing from time to time between the Borrowers and the Administrative Agent.

(j)

Section 11.13 of the Credit Agreement is amended by adding “(iv) any Lender is a Non-Extending Lender pursuant to Section 2.17(b) or” as clause (iv) and renumbering the existing clause (iv) as clause (v).

(k)

Schedule 2.01 (Revolving Commitments and Applicable Percentages) of the Credit Agreement is amended in its entirety to read as Schedule 2.01 (Revolving Commitments and Applicable Percentages) attached hereto.

2.

Conditions Precedent.  This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a)

Amendment.  Receipt by the Administrative Agent of counterparts of this Amendment duly executed by the Borrowers, the Lenders and the Administrative Agent.

(b)

Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Borrowers, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(c)

Financial Statements.  Receipt by the Administrative Agent of:

(i)

the Audited Financial Statements; and

(ii)

the unaudited consolidated financial statements of each Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2013, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

(d)

Officer’s Closing Certificate. Receipt by the Administrative Agent of a certificate dated as of the date hereof and signed by a Responsible Officer of each Borrower certifying that (i) since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect with respect to any Borrower, other than as specifically disclosed in the Disclosure Documents and (ii) as of the First Amendment Effective Date, there exists no action, suit, investigation or proceeding pending or, to the knowledge of any Borrower, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect, other than as specifically disclosed in the Disclosure Documents.

(e)

Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

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(i)

copies of the Organization Documents of each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Borrower to be true and correct as of the First Amendment Effective Date;

(ii)

such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Borrower is a party; and

(iii)

such documents and certifications as the Administrative Agent may require to evidence that each Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(f)

OFAC, Patriot Act, Etc.  Receipt by the Administrative Agent of all documentation and other information that any Lender has reasonably requested in order to comply with its ongoing obligations under applicable “know your customer”, OFAC and Anti-Money Laundering Laws, including the Patriot Act.

(g)

Termination of Existing Credit Agreement.  Receipt by the Administrative Agent of evidence that the Credit Agreement dated as of March 26, 2012 (the “CL&P Credit Agreement”) by and among CL&P, as borrower, the lenders identified therein and Union Bank, N.A., as administrative agent, has been terminated or is being terminated concurrently with the First Amendment Effective Date.

(h)

Fees.  Receipt by the Administrative Agent, the Joint Lead Arrangers and the Lenders of any fees required to be paid on or before the First Amendment Effective Date.

(i)

Attorney Costs.  The Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the First Amendment Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

3.

Miscellaneous.

(a)

Loan Document.  The Borrowers acknowledge and agree that this Amendment shall be deemed to be, and shall be, a “Loan Document” as such term is used in the Credit Agreement and the other Loan Documents.

(b)

Acknowledgement and Consent; Affirmation of Obligations.  Each Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment, (ii) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents or any certificates, documents, agreements and instruments executed in connection therewith and (iii) affirms all of its obligations under the Loan Documents.

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(c)

Full Force and Effect.  Except as modified hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents (including schedules and exhibits thereto) shall remain in full force and effect.

(d)

Representations and Warranties.  Each of the Borrowers hereby represents and warrants to the Administrative Agent and the Borrowers as follows:

(i)

such Borrower has taken all necessary action to authorize the execution, delivery and performance of this Amendment;

(ii)

this Amendment has been duly executed and delivered by such Borrower and constitutes such Borrower’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

(iii)

no consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority is required in connection with the execution, delivery or performance by any Borrower of this Amendment other than those consents, approvals, authorizations or orders already obtained or made and in full force and effect;

(iv)

the representations and warranties of such Borrower contained in Article VI of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date hereof (other than any representation and warranty that is expressly qualified by materiality, in which case such representation and warranty is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (other than any representation and warranty that is expressly qualified by materiality, in which case such representation and warranty is true and correct in all respects) as of such earlier date; and

(v)

immediately before and after giving effect to this Amendment, no Default or Event of Default shall have occurred or be continuing.

(e)

Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telecopy, pdf or other similar electronic transmission shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(f)

GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(g)

Limitation of Liability.  No shareholder or trustee of NU shall be held to any liability whatever for the payment of any sum of money or for damages or otherwise under this Amendment, and this Amendment shall not be enforceable against any such shareholder or trustee in its or his or her individual capacity and  this Amendment shall  be  enforceable  against  the trustees of  NU only  in  such

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trustee capacity, and every person, firm, association, trust or corporation having any claim or demand arising under this Amendment and relating to NU, its shareholders or trustees shall look solely to the trust estate of NU for the payment or satisfaction thereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

NORTHEAST UTILITIES,

an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts

NSTAR LLC,

a Massachusetts limited liability company

NSTAR GAS COMPANY,

a Massachusetts corporation

THE CONNECTICUT LIGHT AND POWER

COMPANY,

a Connecticut corporation

PUBLIC SERVICE COMPANY OF NEW

HAMPSHIRE

a New Hampshire corporation

WESTERN MASSACHUSETTS ELECTRIC

COMPANY,

a Massachusetts corporation

YANKEE GAS SERVICES COMPANY

a Connectciut corporation

By:  /S/ PHILIP J. LEMBO

Name:  Philip J. Lembo

Title:    Vice President and Treasurer

NORTHEAST UTILITIES

FIRST AMENDMENT

ADMINISTRATIVE

AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:  /S/ KIMBERLY D. WILLIAMS

Name:  Kimberly D. Williams

Title:    Vice President

LENDERS:

BANK OF AMERICA, N.A.,

as a Lender and Swing Line Lender

By:  /S/ JERRY WELLS

Name:  Jerry Wells

Title:    Vice President

BARCLAYS BANK, PLC,

as a Lender

By:  /S/ VANESSA A. KURBATSKIY

Name:  Vanessa A. Kurbatskiy

Title:    Vice President

CITIBANK, N.A.,

as a Lender

By:  /S/ ANITA  BRICKWELL

Name:  Anita Brickwell

Title:    Vice President

JPMORGAN CHASE BANK, N.A.,

as a Lender

By:  /S/ PETER  CHRISTENSEN

Name:  Peter Christensen

Title:    Vice President

UNION BANK, N.A.,

as a Lender

By:  /S/ EFRAIN  SOTO

Name:  Efrain Soto

Title:    Vice President

WELLS FARGO BANK, N.A.,

as a Lender

By:  /S/ FREDERICK  W. PRICE

Name:  Frederick W. Price

Title:    Managing Director

NORTHEAST UTILITIES

FIRST AMENDMENT

THE BANK OF NEW YORK MELLON,

as a Lender

By: /S/ RICHARD K. FRONAPFEL, JR.

Name:  Richard K. Fronapfel, Jr.

Title:    Vice President

GOLDMAN SACHS BANK USA,

as a Lender

By:  /S/ MARK WALTON

Name:  Mark Walton

Title:    Authorized Signatory

TD BANK, N.A.,

as a Lender

By:  /S/ STEVE LEVI

Name:  Steve Levi

Title:     Senior Vice President

KEYBANK NATIONAL ASSOCIATION,

as a Lender

By:  /S/ SUKANYA V. RAJ

Name:  Sukanya V. Raj

Title:     SVP

THE ROYAL BANK OF SCOTLAND PLC,

as a Lender

By:  /S/ ANDREW TAYLOR

Name:  Andrew Taylor

Title:     Vice President

U.S. BANK NATIONAL ASSOCIATION,

as a Lender

By:  /S/ JAMES O’SHAUGHNESSY

Name:  James O’Shaughnessy

Title:     Vice President

MIZUHO BANK, LTD.,

as a Lender

By:  /S/ LEON MO

Name:  Leon Mo

Title:     Authorized Signatory

NORTHEAST UTILITIES

FIRST AMENDMENT

ROYAL BANK OF CANADA,

as a Lender

By:  /S/ KYLE E. HOFFMAN

Name:  Kyle E. Hoffman

Title:     Authorized Signatory

STATE STREET BANK AND TRUST COMPANY,

as a Lender

By:   /S/ MARY H. CAREY

Name:  Mary H. Carey

Title:     Vice President

COBANK, ACB,

as a Lender

By:   /S/ JOSH BATCHELDER

Name:   Josh Batchelder

Title:     Vice President

NATIONAL COOPERATIVE SERVICES CORPORATION,

as a Lender

By:  /S/ ANN SHANKROFF

Name:  Ann Shankroff

Title:     Assistant Secretary Treasurer

NORTHEAST UTILITIES

FIRST AMENDMENT

The undersigned, a Lender under the Credit Agreement prior to giving effect to this Amendment, has caused this Amendment to be duly executed as of the date first written above for the sole purpose of acknowledging and agreeing that upon the First Amendment Effective Date, such Lender shall no longer be a Lender under the Credit Agreement (as amended by this Amendment).

UBS LOAN FINANCE LLC

By:  /S/  LANA GIFAS

Name:  Lana Gifas

Title:     Director

By:  /S/ JOSELIN FERNANDES

Name:  Joselin Fernandes

Title:     Associate Director

Schedule 2.01

REVOLVING COMMITMENTS AND APPLICABLE PERCENTAGES

Lenders	Revolving Commitment	Applicable Percentage
Bank of America, N.A.	$95,394,736.83	6.578947367%
Barclays Bank PLC	$95,394,736.84	6.578947369%
Citibank, N.A.	$95,394,736.84	6.578947369%
JPMorgan Chase Bank, N.A.	$95,394,736.84	6.578947369%
Union Bank, N.A.	$95,394,736.84	6.578947369%
Wells Fargo Bank, N.A.	$95,394,736.84	6.578947369%
The Bank of New York Mellon	$88,240,131.58	6.085526316%
Goldman Sachs Bank USA	$88,240,131.58	6.085526316%
TD Bank, N.A.	$88,240,131.58	6.085526316%
KeyBank National Association	$88,240,131.58	6.085526316%
The Royal Bank of Scotland plc	$88,240,131.58	6.085526316%
U.S. Bank National Association	$88,240,131.58	6.085526316%
Mizuho Bank, Ltd.	$88,240,131.58	6.085526316%
Royal Bank of Canada	$88,240,131.58	6.085526316%
State Street Bank and Trust Company	$57,236,842.11	3.947368420%
Cobank, ACB	$57,236,842.11	3.947368420%
National Cooperative Services Corporation	$57,236,842.11	3.947368420%
Total:	$1,450,000,000.00	100.000000000%

CHAR1\1321930v7